FOR IMMEDIATE RELEASE	NASDAQ symbol: NVAX
NOVAVAX BOND HOLDERS ELECT TO
CONVERT $6 MILLION OF OUTSTANDING NOTES
MALVERN, PA., October 26, 2005 — Novavax, Inc. (Nasdaq: NVAX) announced today that certain holders of $6.0 million face amount of the company’s 4.75% senior convertible notes due July 15, 2009 (the “Notes”) exercised their optional conversion right to convert such Notes into 1,056,338 shares of Novavax Common Stock at the per share conversion price of $5.68. As a result of the conversion, the aggregate principal amount of Notes outstanding will be reduced from $35.0 million to $29.0 million and the company’s stockholders equity will be increased by the same amount. In addition, the company’s annual interest expense will be reduced by $285,000. With this conversion, the total outstanding shares of Novavax increases to 44,910,214.
About Novavax, Inc.
Novavax, Inc. is a product development company focused on the research, development and commercialization of products utilizing its proprietary drug delivery and biological technologies for large and growing markets. Novavax’s drug delivery technologies include the Micellar Nanoparticle (MNP) technology which is the basis for the development of its first FDA approved product, Estrasorb. In addition to MNP, Novavax drug delivery technologies include Novasomes (paucillamellar non-phospholipid liposomes) and Sterisome technologies. Novavax’s vaccine technologies include virus like particle manufacturing technology utilizing the baculovirus expression system in insect cells as well as novel vaccine adjuvants based on novasomes and dendrimer technologies.
Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding usage of cash, product sales, future product development and related clinical trials and future research and development, including FDA approval. Novavax’s actual results could differ materially from those expressed in such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; ability to enter into future collaborations with industry partners, including an ESTRASORB® licensing agreement; competition; unexpected changes in technologies and technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; ability to establish and maintain commercial-scale manufacturing capabilities; results of clinical studies; progress of research and development activities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; the ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity financing or otherwise; and other factors referenced herein. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2004 and quarterly reports on Form 10Q for the quarters ended March 31, 2005 and June 30, 2005, incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s annual and quarterly reports filed with the SEC. Copies of these filings may be obtained by contacting Novavax at 508 Lapp Road, Malvern, PA 19355 Tel 484-913-1200 or the SEC at www.sec.gov.
- ### -
For Further Information Contact:
Investor Relations
Kathy Hamilton
Novavax, Inc.
Tel: (484) 913-1213
Email: KHamilton@novavax.com